Chembio Awarded Grant from the Paul G. Allen Ebola Program to Develop a Multiplex Point-of-Care Test for Febrile Illnesses

MEDFORD, N.Y., October 7, 2015 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, has been awarded a grant from the Paul G. Allen Ebola Program to develop a POC test to identify multiple life-threatening febrile illnesses. The Paul G. Allen Ebola Program is managed by Paul Allen's company, Vulcan Inc. Under the 12-month, $2.1 million dollar grant, Chembio will use its patented Dual Path Platform (DPP®) technology to develop a POC multiplex assay to simultaneously detect Malaria, Dengue, Ebola, Lassa, Marburg, and Chikungunya.

Febrile illnesses present with a high-grade fever and can have high morbidity and mortality when not treated appropriately. In many parts of the world, these diseases are commonly misdiagnosed, resulting in a delay of treatment or failure to properly treat the underlying infection.  Misdiagnosis may be due to the fact that these diseases have similar symptoms that are difficult to identify.

Currently available POC diagnostics lack the ability to test for multiple diseases simultaneously. Further, existing POC diagnostics may lack the sensitivity and specificity required to detect infected but asymptomatic patients – information that is critical for preventing the spread of disease.  Through this grant, it is the goal of the Paul G. Allen Ebola Program to develop a simple, cost-effective, point-of-care diagnostic capable of testing for multiple diseases simultaneously, to ensure that patients receive the appropriate treatment, and healthcare workers offer optimal care to communities through the accurate diagnosis of febrile illness.

Chembio's DPP® Fever Panel Assay will be designed to include a quality control test band and seven tests bands with specific antibodies to detect different pathogens, including multiple serotypes of the same pathogen: Malaria PAN-PLDH antigen (Plasmodium falciparum, Plasmodium vivax, Plasmodium malariae, Plasmodium ovale), Malaria Falciparum HRP2 antigen, Ebola Virus PAN (Zaire, Sudan, Bundibugyo Virus), Marburg Virus, Lassa Virus, Dengue Virus (Dengue 1, Dengue 2, Dengue 3, Dengue 4) and Chikungunya Virus.

Javan Esfandiari, Chief Science and Technology Officer (CSTO) of Chembio commented "We are honored and excited that the Paul G. Allen Ebola Program has selected Chembio's patented DPP® technology for the development of this highly-sensitive, specific and affordable rapid point-of-care multiplex assay for febrile illness. A small, cost-effective, battery-operated digital reader will be used to read the test results and report them electronically. We believe the DPP® Fever Panel Assay and reader will become important tools in the battle against emerging disease worldwide."

Barbara Bennett, president and COO of Vulcan Inc., commented, "The West Africa Ebola outbreak exposed significant gaps in in the world's ability to effectively contain emerging infectious diseases. Point-of-care diagnostics were a clear gap in the early days of the Ebola response. While the world cannot stop every outbreak, we can apply innovative solutions to more effectively fill the gaps to ensure that the next outbreak doesn't become the next epidemic."

John Sperzel, Chembio's Chief Executive Officer, commented "It is a corporate priority to be first-to-market with a DPP® Fever Panel Assay to test for multiple fever diseases concurrently, with a single fingerstick blood sample. Today's partnership brings this goal within reach, and we are delighted to partner with the Paul G. Allen Ebola Program in this important endeavor."

In launching this new program, Chembio affirms its commitment to the development of new and much-needed POC tests for life threatening fever diseases.  Our patented DPP® technology platform and our recent progress in this area uniquely qualify us for this important project. Chembio is currently working with the Bill & Melinda Gates Foundation to develop a DPP® Ultra-Sensitive Malaria Assay, with another partner to develop a DPP® Dengue Fever Assay, and with the Centers for Disease Control and Prevention (CDC) to develop a DPP® Ebola Assay and a DPP® Malaria-Ebola Combination Assay. Under this latest grant, we intend to develop new assays for Marburg Virus, Lassa Virus, and Chikungunya Virus, which will be combined with our recently developed assays for Malaria, Dengue Fever and Ebola Virus to complete the DPP® Fever Panel Assay development in the next 12 months."

For more information on today's announcement, please visit:

www.PaulAllen.com/News/News-Articles/Ebola-RFP-Announcement

www.PaulAllen.com/Ebola-Program

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:
Chembio Diagnostics
Susan Norcott
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snorcott@chembio.com

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